UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported): February 24, 2011

TECHNOLOGY RESEARCH CORPORATION

(Exact Name of Registrant as specified in its Charter)

Florida	0-13763	59-2095002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5250-140th Avenue North

Clearwater, Florida 33760

(Address of Principal Executive Offices)

(727) 535-0572

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director or Principal Officer; Compensatory Arrangements of Certain Officers

As previously reported, Technology Research Corporation (the “Company”) announced that Owen Farren resigned as Chairman of the Board of Directors, Chief Executive Officer, and President of the Company, effective as of February 14, 2011.

On February 24, 2011, Mr. Farren and the Company entered into a Separation Agreement, Release and Covenant Not to Sue (the “Separation Agreement”) dated as of February 18, 2011, outlining the terms of his separation from the Company, including severance benefits. The Separation Agreement is effective as of seven days after February 24, 2011, unless revoked by Mr. Farren before that date. The summary of the Separation Agreement set forth below is qualified in its entirety by reference to the text of the Separation Agreement. A copy of the Separation Agreement is attached as Exhibit 10.1 and incorporated herein by this reference.

Under the Separation Agreement, the Company and Mr. Farren agreed to the following principal terms:

•	The Company will continue to pay to Mr. Farren his current base salary for nine months after the date of termination.

•	The Company will extend from 90 to 180 days the number of days during which Mr. Farren may exercise his vested stock options.

•	The Separation Agreement includes a general release by Mr. Farren in favor of the Company and provides that Mr. Farren will comply with confidentiality and non-compete obligations.

The Company will take a fourth quarter charge of approximately $225,000 in connection with Mr. Farren’s resignation. Mr. Farren’s resignation is unrelated to the previously disclosed expression of interest received by the Company.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

10.1	Separation Agreement, Release and Covenant Not to Sue dated as of February 18, 2011, between the Company and Owen Farren

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGY RESEARCH CORPORATION
(Registrant)

Dated: March 1, 2011	By:	/s/ Robert D. Woltil
Robert D. Woltil, Vice President – Finance, Chief Financial Officer, and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Separation Agreement, Release and Covenant Not to Sue dated as of February 18, 2011, between the Company and Owen Farren